UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 22, 2017

CEL-SCI CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	001-11889	84-0916344
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8229 Boone Blvd. #802
Vienna, VA 22182
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:    (703) 506-9460

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14c))

Item 1.01
Entry Into a Material Definitive Agreement.

On August 22, 2017, CEL-SCI Corporation (“CEL-SCI”) entered into a securities purchase agreement with institutional investors whereby it sold 1,750,000 shares of its common stock for aggregate gross proceeds of $3,500,000, or $2.00 per share, in a registered direct offering. The closing of the offering is expected to take place on or about August 28, 2017, subject to the satisfaction of customary closing conditions.

In a concurrent private placement, CEL-SCI also issued to the purchaser of CEL-SCI’s common stock, referred to in the preceding paragraph, warrants (Series PP) to purchase 1,750,000 shares of CEL-SCI’s common stock. The warrants can be exercised at a price of $2.30 per share, commencing six months after the date of issuance and ending five and a half years after the date of issuance. The warrants and the shares of common stock issuable upon the exercise of the warrants are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act of 1933 and Rule 506(b) promulgated thereunder.

Rodman & Renshaw, a unit of H.C. Wainwright & Co. (the “Placement Agent”), acted as the exclusive placement agent in connection with the offering.

The net proceeds to CEL-SCI from the transaction, after deducting the placement agent’s fees and expenses and CEL-SCI’s estimated offering expenses, are expected to be approximately $3,200,000. CEL-SCI intends to use the net proceeds from the offering for its clinical trials and general corporate purposes.  CEL-SCI has not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.

The shares of common stock were offered and sold by CEL-SCI pursuant to an effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2015 and subsequently declared effective on October 30, 2015 (File No. 333-205444) (the “Registration Statement”), and the base prospectus dated as of October 30, 2015 contained therein. CEL-SCI has filed a prospectus supplement and an accompanying prospectus with the SEC in connection with the sale of the common stock.

CEL-SCI has agreed to pay the Placement Agent a cash commission of 7% of the gross proceeds raised in the offering. CEL-SCI has also agreed to issue warrants to purchase 87,500 shares of CEL-SCI’s common stock to the Placement Agent (the “Agent Warrants”) as part of its compensation. The Placement Agent Warrants are subject to a 180-day lock-up and may be exercised at any time on or after February 22, 2018 and on or before August 22, 2022 at a price of $2.50 per share. The Placement Agent also has a twelve-month right of first refusal period, reimbursement of certain expenses in the amount of up to $40,000, indemnification and other customary provisions for transactions of this nature.

On August 23, 2017, CEL-SCI issued a press release announcing that it had priced the offering. A copy of this press release is attached as Exhibit 99.

The engagement agreement entered into with the Placement Agent, the forms of the Securities Purchase Agreement and the Series PP Warrant, and the Placement Agent Warrant are filed as exhibits to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 3.02
Unregistered Sales of Equity Securities

The information contained above in Item 1.01 related to the Series PP Warrants and Placement Agent’s Warrants is hereby incorporated by reference into this Item 3.02.

CEL-SCI relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 in connection with sale of the securities described above. The persons who acquired these shares were sophisticated investors and were provided full information regarding CEL-SCI’s business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. A commission was paid to the Placement Agent in connection with the sale of these securities.

Item 9.01
Financial Statements and Exhibits.

(d)
Exhibits.

Exhibit	Description

1.1	Engagement Agreement, dated August 21, 2017, by and among CEL-SCI Corporation and Rodman & Renshaw.

4 (s)	Form of Warrant (Series PP).

4 (t)	Placement Agent Warrant (Series QQ).

5	Opinion of Hart & Hart, LLC.

10(vvv)	Securities Purchase Agreement

23	Consent of Hart & Hart, LLC

99	Press Release dated August 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEL-SCI CORPORATION

Date: August 24, 2017	By:	/s/ Patricia B. Prichep
Patricia B. Prichep
Senior Vice President of Operations